Exhibit 99.1

Contact:

Jane E. Shaw, Ph.D.

(650) 864-7333

AEROGEN 2004 AUDITED FINANCIAL STATEMENTS SUBJECT TO GOING CONCERN QUALIFICATION

MOUNTAIN VIEW, CA, April 25, 2005 — Aerogen, Inc. (Nasdaq AEGN) today announced that the report of the Company’s independent registered public accounting firm on Aerogen’s 2004 financial statements, included in the Company’s Annual Report on Form 10-K/A filed on April 19, 2005, contains an explanatory paragraph with respect to the Company’s ability to continue as a going concern.  As stated in the report, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Additional information regarding the Company’s liquidity and management plans can be found in the Form 10-K/A.

This press release is being issued in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires all listed companies to make a public announcement through the news media after receiving an audit opinion that incorporates a going concern qualification.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ® Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia; an additional Phase 2 study is currently underway.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  Aerogen’s Aeroneb® Professional Nebulizer System is marketed world-wide for use in hospitals.  Aerogen’s Aeroneb® Go Nebulizer for home use is currently marketed in the U.S., Japan and certain European countries.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland. For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of Aerogen’s control and other uncertainties, and are subject to various risk factors that could cause Aerogen’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, evaluation of strategic alternatives,, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in Aerogen’s reports and other filings with the U.S. Securities and Exchange Commission, including Aerogen’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”) on April 15, 2005, as amended on April 19, 2005.  Aerogen does not undertake any obligation to update forward-looking statements.

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